Filed Pursuant to Rule 424(b)(3)
Registration No. 333-103634-01

SEQUOIA MORTGAGE TRUST 2003-4

Mortgage Pass-Through Certificates

SEQUOIA RESIDENTIAL FUNDING, INC.

Depositor

February 26, 2004

TOTAL GROSS PROCEEDS
SECURITY	PROSPECTUS SUPPLEMENT	OF 2/26/04 OFFERING
Sequoia Mortgage Trust 2003-4 Class 2-X-1 Certificate	Dated July 24, 2003 Risk Factors Begin on Page S-12	$ 16,600,617.73

     The above referenced securities are being sold by Redwood Trust, Inc., parent of the Depositor, at the price set forth above to Merrill Lynch, Pierce, Fenner & Smith Incorporated for pledge by it to Wells Fargo Bank, N. A., as Trustee (the “Trustee”), under an Indenture dated as of February 26, 2004, between Sequoia Mortgage Funding Trust 2004-A and the Trustee.

Company Contact
John Isbrandtsen
(415) 389-7373
john.isbrandtsen@redwoodtrust.com

The prospectus supplement listed in the table above should be read in its entirety by anyone considering an investment in the Securities being offered by Redwood Trust, Inc.

Consider carefully the risk factors in the prospectus supplement listed above, which risk factors begin on the page listed above.

The investments referred to above are not insured or guaranteed by any governmental agency. Offers of these Securities are made by prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disproved these securities or determined if the prospectus supplement listed above or this prospectus supplement are accurate or complete. Any representation to the contrary is a criminal offense.

Supplement dated February 26, 2004
to the Prospectus Supplement dated July 24, 2003